Exhibit 99.1

CONTINENTAL RESOURCES REPORTS 21 PERCENT INCREASE IN PROVED RESERVES AT MID-YEAR 2010

Company Announces Additional Strong Well Completions in North Dakota and Montana

ENID, Okla., September 10, 2010 /PRNewswire-FirstCall/ — Continental Resources, Inc. (NYSE: CLR) today announced that its proved reserves increased 21 percent to 310 MMBoe in the first half of 2010, based on its internal evaluation. This compared with the total proved reserves of 257 MMBoe at year-end 2009. The increase in the first half of 2010 primarily resulted from extensive drilling activity in the North Dakota Bakken Shale play.

Ryder Scott Company will prepare Continental’s year-end 2010 reserve report, consistent with past practice. Ryder Scott was not involved in Continental’s internal evaluation of its proved reserves as of June 30, 2010. The mid-year report was prepared based on 12-month unweighted average prices of $75.76 per barrel for oil and $4.10 per Mcf for natural gas, and further adjusted for location differentials. This compares to $61.18 per barrel for oil and $3.87 per Mcf for gas for the Company’s year-end reserve report.

In addition, Continental announced the completion of 13 Company-operated gross wells (7.4 net) in the North Dakota Bakken play since July 1, 2010, with an average one-day production test of 1,070 Boepd (barrels of oil equivalent per day). These wells, with their one-day test results, included:

— Roadrunner 1-15H (56% WI) in Dunn Co. – 1,722 Boepd;

— Medicine Hole 2-27H (43% WI) in Dunn Co. – 1,702 Boepd;

— Rollefstad 2-3H (73% WI) in McKenzie Co. – 1,689 Boepd;

— Bonney 2-3H (43% WI) in Dunn Co. – 1,435 Boepd;

— Howard 1-5H (52% WI) in Divide Co. – 1,201 Boepd;

— Ravin 1-1H (59% WI) in McKenzie Co. – 1,034 Boepd;

— Bjella 1-24H (41% WI) in Williams Co. – 1,029 Boepd.

Continental also participated in seven non-operated gross well completions (1.6 net) in the North Dakota Bakken play since July 1, 2010. One-day average test results for these wells averaged 1,158 Boepd. Three of the non-operated wells were in Mountrail County, two were in McKenzie County, and one each was in Dunn and Williams counties.

In addition, Continental announced another significant well completion in Richland County, Montana, with the Winters 3-35H (36% WI). The Winters is a 320-acre spaced infill well (1,320 feet inter-well spacing) in the Elm Coulee Field and produced 827 Boepd in its one-day test. The Winters has a 9,000-foot lateral and was fracture stimulated in 24 stages.

Continental Resources is a crude-oil concentrated, independent oil and natural gas exploration and production company. The Company focuses its operations in large new and developing plays where horizontal drilling, advanced fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations.

Forward-Looking Statements

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All information, other than historical facts included in this press release, regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

CONTACT: Continental Resources, Inc.

J. Warren Henry	Brian Engel
Investors	Media
(580) 548-5127	(580) 249-4731